Exhibit 3.1
FOURTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
PRIMO WATER CORPORATION
(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)
          Primo Water Corporation, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”),
     DOES HEREBY CERTIFY:
          1. That the name of this corporation is Primo Water Corporation, and that this corporation was originally incorporated pursuant to the DGCL on October 20, 2004 under the name Primier Corporation.
          2. That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:
          RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:
          FIRST: The name of this corporation is Primo Water Corporation (the “Corporation”).
          SECOND: The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.
          THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
          FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 100,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”), and (ii) 100,000,000 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).
     The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation. Unless otherwise indicated, references to “Sections” or “Subsections” in this Article refer to sections and subsections of this Article Fourth.

A. COMMON STOCK
     1. General. The voting, dividend and liquidation rights of the holders of Common Stock are subject to and qualified by the rights, powers and preferences of the holders of Preferred Stock set forth herein and as may be designated by resolution of the Board of Directors of the Corporation (the “Board”) with respect to any series of Preferred Stock as authorized herein.
     2. Voting. The holders of Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.
B. PREFERRED STOCK
     Preferred Stock may be issued from time to time in one or more series, each such series to consist of such number of shares and to have such terms, rights, powers and preferences, and the qualifications and limitations with respect thereto, as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board as hereinafter provided.
     Subject to any vote expressly required by the Certificate of Incorporation, authority is hereby expressly granted to the Board from time to time to issue Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation thereof, dividend rights, special voting rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, and subject to the rights of any series of Preferred Stock then outstanding, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to Preferred Stock of any other series to the extent permitted by law.
     Eighteen Million Seven Hundred Eighty Thousand (18,780,000) shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated as the Series A Convertible Preferred Stock (the “Series A Preferred Stock”). Thirty Million (30,000,000) shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated as the Series B Non-voting Non-convertible Preferred Stock (the “Series B Preferred Stock”). Fourteen Million (14,000,000) shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated as the Series C Convertible Preferred Stock (the “Series C Preferred Stock”). The rights, preferences, powers, privileges, restrictions, qualifications and limitations of the Preferred Stock shall be as follows.

     1. Dividends.
     The Corporation shall not declare, pay or set aside any dividends on shares of Series A Preferred Stock, Series C Preferred Stock or Common Stock in any year, out of assets legally available therefor (other than dividends on shares of Common Stock payable in shares of Common Stock), unless the holders of the Series B Preferred Stock then outstanding shall first receive a dividend on each outstanding share of Series B Preferred Stock in an amount equal to ten cents ($0.10) per share per annum (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization affecting such shares), payable when, as and if declared by the Board. Such dividends shall be cumulative and accrue from day-to-day, whether or not earned or declared. No dividends shall be paid or set aside with respect to the Series A Preferred Stock, Series C Preferred Stock or Common Stock (other than dividends on shares of Common Stock payable in shares of Common Stock) until all accrued and unpaid dividends on the Series B Preferred Stock are paid or set aside for payment to the holders of the Series B Preferred Stock. After the payment or setting aside of dividends payable on shares of the Series B Preferred Stock, any additional dividends declared or paid in such year shall be declared or paid to the holders of Series A Preferred Stock, Series C Preferred Stock and Common Stock, pari passu, in an amount equal to the product of (a) the dividend payable per share, multiplied by (b) the aggregate number of outstanding shares of Common Stock, Series A Preferred Stock and Series C Preferred Stock, on an as-converted basis, in each case calculated on the record date for determination of holders entitled to receive such dividend.
     2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.
          (a) Payments to Holders of Series C Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders (on a pari passu basis with the holders of any class or series of stock ranking on liquidation on a parity with the Series C Preferred Stock), and before any payment shall be made to the holders of Series A Preferred Stock, Series B Preferred Stock, Common Stock or any other class or series of stock ranking on liquidation junior to the Series C Preferred Stock by reason of their ownership thereof, an amount equal to Two Dollars and Forty Cents ($2.40) per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization affecting such shares) (the “Series C Original Issue Price”), plus any dividends declared but unpaid thereon (the amount payable pursuant to this sentence is hereinafter referred to as the “Series C Liquidation Amount”). If, upon any such liquidation, dissolution or winding up of the Corporation, the remaining assets available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series C Preferred Stock and any class or series of stock ranking on liquidation on a parity with the Series C Preferred Stock the full aforesaid preferential amount to which they shall be entitled, the holders of shares of Series C Preferred Stock and any class or series of stock ranking on liquidation on a parity with the Series C Preferred Stock shall share ratably in any distribution of the remaining assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

          (b) Payments to Holders of Series B Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment of all preferential amounts required to be paid to the holders of Series C Preferred Stock and any other class or series of stock of the Corporation ranking on liquidation senior to the Series B Preferred Stock, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders (on a pari passu basis with the holders of any class or series of stock ranking on liquidation on a parity with the Series B Preferred Stock), and before any payment shall be made to the holders of Series A Preferred Stock, Common Stock or any other class or series of stock ranking on liquidation junior to the Series B Preferred Stock by reason of their ownership thereof, an amount equal to One Dollar ($1.00) per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization affecting such shares) (the “Series B Original Issue Price”), plus any dividends accrued but unpaid thereon (the amount payable pursuant to this sentence is hereinafter referred to as the “Series B Liquidation Amount”). If, upon any such liquidation, dissolution or winding up of the Corporation, the remaining assets available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Preferred Stock and any class or series of stock ranking on liquidation on a parity with the Series B Preferred Stock the full aforesaid preferential amount to which they shall be entitled, the holders of shares of Series B Preferred Stock and any class or series of stock ranking on liquidation on a parity with the Series B Preferred Stock shall share ratably in any distribution of the remaining assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.
          (c) Payments to Holders of Series A Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment of all preferential amounts required to be paid to the holders of Series C Preferred Stock, Series B Preferred Stock and any other class or series of stock of the Corporation ranking on liquidation senior to the Series A Preferred Stock, the holders of shares of the Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distributions to its stockholders (on a pari passu basis with the holders of any class or series of stock ranking on liquidation on a parity with the Series A Preferred Stock), and before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on liquidation junior to the Series A Preferred Stock by reason of their ownership thereof, an amount equal to One Dollar ($1.00) per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization affecting such shares), plus any dividends declared but unpaid thereon. If, upon any such liquidation, dissolution or winding up of the Corporation, the remaining assets available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock and any class or series of stock ranking on liquidation on a parity with the Series A Preferred Stock the full aforesaid preferential amount to which they shall be entitled, the holders of shares of Series A Preferred Stock and any class or series of stock ranking on liquidation on a parity with the Series A Preferred Stock shall share ratably in any distribution of the remaining assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

          (d) Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment of all preferential amounts required to be paid to the holders of Preferred Stock and any other class or series of stock of the Corporation ranking on liquidation senior to or on a parity with the Preferred Stock, the holders of shares of Common Stock then outstanding shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders as otherwise set forth in this Certificate of Incorporation, pro rata based on the number of shares held by each such holder.
          (e) Deemed Liquidation Events.
               (i) The following events shall be deemed to be a liquidation of the Corporation for purposes of this Section 2 (each, a “Deemed Liquidation Event”), unless the holders of greater than fifty percent (50%) of the outstanding shares of each of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, each voting as a separate series and on an as-converted basis, elect otherwise by written notice given to the Corporation at least ten (10) days prior to the effective date of any such event: (A) a merger or consolidation of the Corporation with or into another corporation or entity in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or entity or its subsidiary (other than a mere reincorporation transaction) or (B) a sale of all or substantially all of the assets of the Corporation, unless in either such case described in (A) and (B) the stockholders of the Corporation immediately prior to such consolidation, merger or sale hold or will hold, immediately after such merger, consolidation or sale, at least fifty percent (50%) of the voting power of the surviving or acquiring corporation or entity.
               (ii) The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation or sale shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board.
     3. Voting. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series A Preferred Stock and each holder of outstanding shares of Series C Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which such shares of Series A Preferred Stock and Series C Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation. Except as provided by law or by the other provisions of the Certificate of Incorporation, holders of Series A Preferred Stock and holders of Series C Preferred Stock shall vote together with the holders of Common Stock, and with the holders of any other series of Preferred Stock the terms of which so provide, as a single class. Except as provided by law, the holders of Series B Preferred Stock shall not be entitled to voting rights.
     4. Optional Conversion.

     The holders of the Series B Preferred Stock shall not have any conversion rights. The holders of Series A Preferred Stock and the holders of Series C Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):
          (a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing One Dollar ($1.00) by the Series A Conversion Price (as defined below) in effect at the time of conversion. Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing Two Dollars and Forty Cents ($2.40) by the Series C Conversion Price (as defined below) in effect at the time of conversion. The “Series A Conversion Price” shall initially be equal to the Series A Original Issue Price (determined without regard to any adjustment otherwise provided herein). The “Series C Conversion Price” shall be (i) for the period from and after the Original Issue Date (as defined below) until the Formula Triggering Event (as defined below), equal to the Series C Original Issue Price (determined without regard to any adjustment otherwise provided herein), and (ii) for the period from and after the completion of the independent audit of the Corporation’s 2008 financial statements (the “Formula Triggering Event”), equal to the amount determined in accordance with that certain Statement of Series C Conversion Price Formula issued by the Corporation to the holders of Series C Preferred Stock dated as of March ___, 2008.
     Such initial Series A Conversion Price and Series C Conversion Price, and the rate at which shares of Series A Preferred Stock and Series C Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below. As used herein, “Convertible Preferred Stock” means the Series A Preferred Stock and/or the Series C Preferred Stock, as applicable, and “Conversion Price” means the Series A Conversion Price and/or the Series C Conversion Price, as applicable.
     In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Convertible Preferred Stock.
          (b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Convertible Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Convertible Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.
          (c) Mechanics of Conversion.

               (i) In order for a holder of Convertible Preferred Stock to voluntarily convert shares of Convertible Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Convertible Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Convertible Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Convertible Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent of such certificates (or lost certificate affidavit and agreement) and notice (or by the Corporation if the Corporation serves as its own transfer agent) shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, issue and deliver at such office to such holder of Convertible Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.
               (ii) The Corporation shall at all times when Convertible Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of Convertible Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Convertible Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation. Before taking any action which would cause an adjustment reducing a Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of Convertible Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.
               (iii) All shares of Convertible Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon. Any shares of Convertible Preferred Stock so converted shall be retired and cancelled and shall not be reissued as shares of such series, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of such series accordingly.
               (iv) Upon any such conversion, no adjustment to the Conversion Price shall be made for any declared but unpaid dividends on the Convertible Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.
               (v) The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Convertible Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Convertible Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.
          (d) Adjustments to Conversion Price for Diluting Issues.
               (i) Special Definitions. For purposes of this Section 4, the following definitions shall apply:
                    (A) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.
                    (B) “Original Issue Date” shall mean the date on which the first share of Series C Preferred Stock was issued.
                    (C) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.
                    (D) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4(d)(iii) below, deemed to be issued) by the Corporation after the Original Issue Date, other than the following (“Exempted Securities”):
(I)	shares of Common Stock issued or deemed issued as a dividend or distribution on the applicable series of Convertible Preferred Stock;

(II)	shares of Common Stock issued or issuable by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4(e) or 4(f) below;

(III)	shares of Common Stock issued or deemed issued to employees or directors of, or consultants to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board;

(IV)	shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security, including any amendments thereto; or

(V)	shares of Common Stock issued or issuable to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board, or shares of Common Stock issued or issuable to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board.
               (ii) No Adjustment of Conversion Price. No adjustment in a Conversion Price shall be made as the result of the issuance of Additional Shares of Common Stock if: (a) the consideration per share (determined pursuant to Subsection 4(d)(v)) for such Additional Shares of Common Stock issued or deemed to be issued by the Corporation is equal to or greater than the applicable Conversion Price in effect immediately prior to the issuance or deemed issuance of such Additional Shares of Common Stock, or (b) prior to such issuance or deemed issuance, the Corporation receives written notice from the holders of greater than fifty percent (50%) of the then outstanding shares of the applicable series of Convertible Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.
               (iii) Deemed Issue of Additional Shares of Common Stock.
                    (A) If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive Exempted Securities pursuant to Subsections 4(d)(i)(D)(I), (II), (III), (IV) or (V)) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.
                    (B) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to a Conversion Price pursuant to the terms of Subsection 4(d)(iv) below, are revised (either automatically pursuant to the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then, effective upon such increase or decrease becoming effective, the applicable Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no adjustment pursuant to this clause (B) shall have the effect of increasing a Conversion Price to an amount which exceeds the lower of (i) the applicable Conversion Price on the original adjustment date, or (ii) the applicable Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock between the original adjustment date and such readjustment date.
                    (C) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive Exempted Securities pursuant to Subsections 4(d)(i)(D)(I), (II), (III), (IV) or (V)), the issuance of which did not result in an adjustment to a Conversion Price pursuant to the terms of Subsection 4(d)(iv) below (either because the consideration per share (determined pursuant to Subsection 4(d)(v) hereof) of the Additional Shares of Common Stock subject thereto was equal to or greater than such Conversion Price then in effect, or because such Option or Convertible Security was issued before the Original Issue Date), are revised after the Original Issue Date (either automatically pursuant to the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4(d)(iii)(A) above) shall be deemed to have been issued effective upon such increase or decrease becoming effective.
                    (D) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to a Conversion Price pursuant to the terms of Subsection 4(d)(iv) below, such Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security never been issued.

               (iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4(d)(iii)), without consideration or for a consideration per share less than a Conversion Price in effect immediately prior to such issue, then such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:
CP2 = CP1 * (A + B) ÷ (A + C)
For purposes of the foregoing formula, the following definitions shall apply:
                    (A) CP2 shall mean the applicable Conversion Price in effect immediately after such issue of Additional Shares of Common Stock;
                    (B) CP1 shall mean the applicable Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;
                    (C) “A” shall mean the number of shares of Common Stock outstanding and deemed outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Convertible Preferred Stock) outstanding immediately prior to such issue);
                    (D) “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and
                    (E) “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.
               (v) Determination of Consideration. For purposes of this Subsection 4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:
                    (A) Cash and Property: Such consideration shall:
(I)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(II)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board; and

(III)	in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board.
                    (B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing
(I)	the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(II)	the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.
               (vi) Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to a Conversion Price pursuant to the terms of Subsection 4(d)(iv) above then, upon the final such issuance, such Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without additional giving effect to any adjustments as a result of any subsequent issuances within such period).
          (e) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after Original Issue Date effect a subdivision of the outstanding Common Stock without a comparable subdivision of the Series A Preferred Stock or Series C

Preferred Stock or combine the outstanding shares of Series A Preferred Stock or Series C Preferred Stock without a comparable combination of the Common Stock, the applicable Conversion Price in effect immediately before that subdivision or combination shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock without a comparable combination of the Series A Preferred Stock or Series C Preferred Stock or effect a subdivision of the outstanding shares of the Series A Preferred Stock or Series C Preferred Stock without a comparable subdivision of the Common Stock, the applicable Conversion Price in effect immediately before the combination or subdivision shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.
          (f) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event each Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the applicable Conversion Price then in effect by a fraction:
          (1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and
          (2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;
provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and provided, further, that no such adjustment shall be made if the holders of such Convertible Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of such Convertible Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of such Convertible Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.
          (g) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of capital stock of the Corporation entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Subsection (f) do not apply to such dividend or distribution, then and in each such event the holders of Convertible Preferred Stock shall receive, simultaneously with the distribution to the holders of such capital stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Convertible Preferred Stock had been converted into Common Stock on the date of such event.
          (h) Adjustment for Merger or Reorganization, etc. Subject to the provisions of Subsection 2(c), if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Convertible Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections (e), (f) or (g) of this Section 4), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Convertible Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock issuable upon conversion of one share of such Convertible Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Convertible Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the applicable Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Convertible Preferred Stock.
          (i) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of a Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of the applicable series of Convertible Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which such Convertible Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Convertible Preferred Stock, furnish or cause to be furnished to such holder a certificate setting forth (i) the applicable Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of such Convertible Preferred Stock.

          (j) Notice of Record Date. In the event:
               (i) the Corporation shall take a record of the holders of its Common Stock (or other stock or securities at the time issuable upon conversion of the Convertible Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or
               (ii) of any capital reorganization of the Corporation, any reclassification of the Common Stock, or any Deemed Liquidation Event; or
               (iii) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, then, and in each such case, the Corporation will send or cause to be sent to the holders of the Convertible Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time issuable upon the conversion of the Convertible Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Convertible Preferred Stock and the Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice. Any notice required by the provisions hereof to be given to a holder of shares of Convertible Preferred Stock shall be deemed sent to such holder if deposited in the United States mail, postage prepaid, and addressed to such holder at his, her or its address appearing on the books of the Corporation.
     5. Mandatory Conversion.
          (a) Upon the earlier of (i) the closing of the sale of shares of Common Stock to the public at a price of at least Five Dollars ($5.00) per share (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting such shares), in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, other than a registration relating solely to a transaction under Rule 145 under such Act (or any successor thereto) or to an employee benefit plan of the Corporation, resulting in at least Twenty Million Dollars ($20,000,000) of gross proceeds to the Corporation or (ii) a date specified by vote or written consent of the holders of greater than fifty percent (50%) of the then outstanding shares of Series A Preferred Stock (the “Series A Mandatory Conversion Date”), (A) all outstanding shares of Series A Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate and (B) such shares may not be reissued by the Corporation as shares of such series. Upon the earlier of (x) the closing of the sale of shares of Common Stock to the public at a price of at least Three Dollars ($3.00) per share (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting such shares), in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, other than a registration relating solely to a transaction under Rule 145 under such Act (or any successor thereto) or to an employee benefit plan of the Corporation, resulting in at least Twenty Million Dollars ($20,000,000) of gross proceeds to the Corporation or (y) a date specified by vote or written consent of the holders of greater than fifty percent (50%) of the then outstanding shares of Series C Preferred Stock (the “Series C Mandatory Conversion Date”), (1) all outstanding shares of Series C Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate and (2) such shares may not be reissued by the Corporation as shares of such series. As used herein, “Mandatory Conversion Date” means the Series A Mandatory Conversion Date and/or the Series C Mandatory Conversion Date, as applicable.
          (b) All holders of record of shares of the applicable series of Convertible Preferred Stock shall be given written notice of the applicable Mandatory Conversion Date and the place designated for mandatory conversion of all such shares of Convertible Preferred Stock pursuant to this Section 5. Such notice need not be given in advance of the occurrence of the applicable Mandatory Conversion Date. Such notice shall be sent by first class or registered mail, postage prepaid, or given by electronic communication in compliance with the provisions of the DGCL, to each record holder of the applicable series of Convertible Preferred Stock. Upon receipt of such notice, each holder of shares of the applicable series of Convertible Preferred Stock shall surrender his, her or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 5. On the applicable Mandatory Conversion Date, all outstanding shares of the applicable series of Convertible Preferred Stock shall be deemed to have been converted into shares of Common Stock, which shall be deemed to be outstanding of record, and all rights with respect to the Convertible Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Convertible Preferred Stock has been converted, and payment of any declared but unpaid dividends thereon. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. As soon as practicable after the applicable Mandatory Conversion Date and the surrender of the certificate or certificates for the applicable series of Convertible Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his, her or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Subsection 4(b) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.
          (c) All certificates evidencing shares of Convertible Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the applicable Mandatory Conversion Date, be deemed to have been retired and cancelled and the shares of Convertible Preferred Stock represented thereby converted into

Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. Such converted Convertible Preferred Stock may not be reissued as shares of such Series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of the applicable series of Convertible Preferred Stock accordingly.
     6. Repurchase Right. The Corporation may, at any time, and upon delivery of written notice to each holder of the then outstanding shares of the Series B Preferred Stock, repurchase all, but not less than all, of the shares of Series B Preferred Stock then outstanding (the “Repurchase”) by paying cash to each such holder in respect to each such share in an amount equal to the sum of (i) One Dollar ($1.00) (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization affecting such shares), plus (ii) all dividends accrued and unpaid thereupon, plus (iii) the Repurchase Premium, if applicable (as defined below). For purposes hereof, the “Repurchase Premium” shall mean (x) if the Corporation effectuates the Repurchase before the first anniversary of the date on which the first share of Series B Preferred Stock was issued (the “Series B Original Issue Date”), an amount equal to three cents ($0.03) per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization affecting such shares), (y) if the Corporation effectuates the Repurchase on or after the first anniversary of the Series B Original Issue Date but before the second anniversary of the Series B Original Issue Date, an amount equal to two cents ($0.02) per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization affecting such shares), and (z) if the Corporation effectuates the Repurchase on or after the second anniversary of the Series B Original Issue Date, but before the third anniversary of the Series B Original Issue Date, an amount equal to one cent ($0.01) per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization affecting such shares). In exchange for such payment by the Corporation, each holder of Series B Preferred Stock then outstanding shall surrender to the Corporation, in the manner and at the place designated in the notice provided herein, the certificate(s) representing each such holder’s shares to be repurchased.
     7. Put Right.
          (a) The Corporation shall, within thirty (30) days of the Corporation’s receipt of written notice or notices delivered to the Corporation at any time on or after the fifth (5th) anniversary of the Series B Original Issue Date (the “Put Date”) by the holders of a majority of the then outstanding shares of Series B Preferred Stock (the “Electing Holders”), electing to cause a redemption of such holders’ shares of Series B Preferred Stock (the “Election Notice”), redeem all, but not less than all, of the then outstanding shares of Series B Preferred Stock held by such Electing Holders, by paying cash to such Electing Holders in respect to each such share in an amount equal to One Dollar ($1.00) per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization affecting such shares) plus all dividends accrued and unpaid thereon (the “Put Price”); provided, however, that the put right established herein shall be conditioned on the Corporation having, for the five (5) year period ending on December 31, 2011, cumulative, aggregate, gross operating profits in excess of One Million Dollars ($1,000,000).

          (b) Within ten (10) days of the Corporation’s receipt of the Election Notice, the Corporation shall mail to each Electing Holder, at its post office address last shown on the records of the Corporation, a written notice specifying (i) the Put Date, (ii) such Electing Holder’s aggregate Put Price to which it is entitled in exchange for such Electing Holder’s then outstanding shares of Series B Preferred Stock, (iii) the place at which payment of the Put Price may be obtained, and (iv) calling upon such Electing Holder to surrender to the Corporation, in the manner and at the place designated, the certificate(s) representing such Electing Holder’s shares to be redeemed.
          (c) The put right established by this Section 7 shall be deemed absolute and vested upon the occurrence of the conditions specified herein; provided, however, actual redemption hereunder shall be further conditioned upon, and subject to, the legal availability of funds, and to the extent delayed, shall occur as soon thereafter as and when funds become legally available therefor.
     8. No Reissuance of Preferred Stock. Any shares of Preferred Stock which are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately canceled and shall not be reissued, sold or transferred.
     9. Waiver. Any of the rights, powers or preferences set forth herein of the each of the holders of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, may be waived or defeased by the affirmative consent or vote of the holders of greater than fifty percent (50%) of the shares of the then outstanding Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be.
          FIFTH: Subject to any additional vote required by this Fourth Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.
          SIXTH: Subject to any additional vote required by this Fourth Amended and Restated Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.
          SEVENTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.
          EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.
          NINTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL so amended.
          Any amendment, repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such amendment, repeal or modification.
          TENTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which DGCL permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL.
          Any amendment, repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of, or increase the liability of any director, officer or other agent of the Corporation with respect to any acts or omissions of such director, officer or other agent occurring prior to, such amendment, repeal or modification.
          ELEVENTH: Subject to any additional vote required by this Fourth Amended and Restated Certificate of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Fourth Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
          3. The foregoing amendment and restatement was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the DGCL.
          4. That said Fourth Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the DGCL.
* * *

     IN WITNESS WHEREOF, this Fourth Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 29th day of April, 2008.

PRIMO WATER CORPORATION

By:	/s/ Billy Prim

Billy Prim, Chief Executive Officer